Exhibit 99.1
www.angieslist.com

Angie's List announces appointment of John H. Chuang as new Board Chair
INDIANAPOLIS — May 6, 2014 — Angie’s List, Inc. (NASDAQ: ANGI) announced today that John H. Chuang, a current member of the Board of Directors, will be Angie’s List’s new Board Chair, effective following the retirement of Keith J. Krach at the close of Angie’s List’s Annual Meeting of Stockholders on May 13, 2014.

“We’re pleased to welcome John as our new Board Chair,” said Bill Oesterle, Chief Executive Officer. “We look forward to working with him in this new role and know we will continue to benefit from his extensive leadership experience, business development expertise, and broad understanding of the issues facing growing companies as we deliver on our strategy.”

“I am honored to be appointed Chair of the Angie’s List Board of Directors,” Mr. Chuang said. “I am excited to continue advocating on behalf of our more than 2.6 million members and nearly 50,000 participating service providers as we work to revolutionize the delivery of local service.”

He continued: "Angie’s List is a special place. I am eager to work in this new capacity with our talented employees, exceptional leadership team, and committed Board members. I thank Keith for his extraordinary contributions over the past three years and wish him all the best in his future endeavors.”

In connection with his appointment to Chair, Mr. Chuang has requested his annual director compensation be reduced to $1, which the Company has granted.

Mr. Chuang was appointed to Angie’s List’s Board of Directors in 1996. Mr. Chuang co-founded, and since 1986 has served as Chief Executive Officer of, Aquent LLC, a leading digital, creative and marketing staffing firm. Mr. Chuang holds a Bachelor of Arts in Economics and a Master of Business Administration, both from Harvard University.

For full biographies and further information on Angie’s List’s Board of Directors, visit angieslist.com.

About Angie’s List
Angie's List helps more than 2.6 million consumers nationwide have happy transactions with local service providers in 720 categories of service, ranging from home improvement to health care. The subscription business model includes a highly structured accountability process designed to provide members with highly reliable information they use to make hiring decisions. Angie's List members have access to local consumer ratings and reviews, exclusive discounts, the Angie's List magazine, and the Angie's List complaint resolution service.

CONTACT:
Investor Relations at Angie’s List
888-619-2655
investorrelations@angieslist.com

Or

Cheryl Reed
Public Relations
317-396-9134
cherylr@angieslist.com

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